EXHIBIT 99.1

Contact: C. Doniele Kane, 816-983-1372, dkane@kcsouthern.com

KCS Announces New Leadership for Sales & Marketing and Finance

Kansas City, Mo., October 16, 2008 – Kansas City Southern (KCS) (NYSE: KSU) today announced that it has realigned the leadership of its sales and marketing and finance departments, naming Patrick J. Ottensmeyer as executive vice president sales and marketing and promoting Michael W. Upchurch to executive vice president and chief financial officer. Mr. Ottensmeyer has served as executive vice president and chief financial officer of KCS since May 2006. Mr. Upchurch has been senior vice president financial management and purchasing since March 2008.

“KCS is fortunate to have a talented management team already on board, and this deliberate and systematic succession planning move will ensure future leadership continuity while developing and retaining internal intellectual capital. We will lose no momentum while progressing our plan forward,” said Michael R. Haverty, KCS chairman and chief executive officer.

“Pat is keenly aware of the value of our franchise, understands our coal, grain and chemical routes and extensive crossborder truck opportunities, and has done an excellent job of articulating the five-year strategic plan and its progress to a variety of stakeholder groups,” said David L. Starling, KCS president and chief operating officer. “His leadership in the development of our five-year plan, combined with an intimate knowledge of our corporate objectives, the market and finance, will be a powerful combination in obtaining our long-term objectives.”

Mr. Ottensmeyer joined KCS from Intranasal Therapeutics, Inc., where he served as chief financial officer. He had also served as vice president finance and treasurer for BNSF Railway and senior vice president for Bank of America. He holds a bachelor of science in finance from Indiana University and serves on the finance advisory board at DePaul University.

“With Mike Upchurch’s background in managing a broad range of financial functions and his proven track record for successful change management, he was able to quickly demonstrate results in the areas of financial management and purchasing in his first seven months with KCS,” said Mr. Haverty. “He is a natural to step into the role of CFO, and the transition will be seamless with the two of us working closely together to lead our respective organizations and execute our strategy,” said Mr. Ottensmeyer.

Mr. Upchurch joined KCS from Sprint Nextel, where he spent 16 years, most recently as senior vice president financial operations. Prior to Sprint, he spent seven years with Price Waterhouse. He holds a bachelor of science in business administration with a major in accounting from Kansas State University. He is a certified public accountant and serves on the College of Business Advisory Board and the Accounting Department Advisory Board for Kansas State University.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

# # #